Code Handbook

CEO statement	2
Does this apply to me?	3
What about our other policies, procedures, or other requirements?	3
Univar Solutions cultural values	4
What is expected of us?	4
What is expected of managers?	4
Our commitment to integrity and safety	6
Honest and ethical conduct	6
Speaking up – raising a concern	7
Environmental, health and safety	9
Corporate responsibility and sustainability	10
Fair employment practices	11
Preventing discrimination, harassment, or violence in the workplace	12
Ensuring a substance abuse–free workplace	13
Preventing corruption and bribery	14
Antitrust and fair competition	15
Avoiding insider trading	16
International trade: import and export compliance	17
Avoiding conflicts of interest	18
Gifts and business entertainment	19
Accurate financial reporting and accounting and record keeping	20
Protecting Univar Solutions’ assets, information, and data	21
Protecting intellectual property	22

CEO statement
Dear Colleague,
Doing the right thing is critical to how Univar Solutions operates, which means ethical business conduct in all things. This underpins our vision of being the most valued chemical and ingredient distributor in the world. By incorporating our guiding principles and cultural values, our Code Handbook puts into words the way we should all act as One Univar Solutions and helps us remain accountable by sharing the Company’s expectations.
Be sure to take a moment and review this important material so that you can live our cultural values and work in a manner that is aligned with our Code Handbook. I want every employee to know what to do when a difficult situation arises and not hesitate to stop and question it. We are the ones who make Univar Solutions a place that demonstrates the Company’s commitment to ethical business.
Always remember that as Univar Solutions, we do what we say and we do the right thing—it is truly the responsibility of each of us to continue this pledge.

Sincerely,
David Jukes
President & Chief Executive Officer

Does this apply to me?
Our Code Handbook applies to every employee of Univar Solutions and all of its subsidiaries. Affiliates, third-party representatives, as well as vendors, consultants, and members of Univar Solutions’ Board of Directors are an extension of Univar Solutions, and their behavior can have a direct impact on our organization. For this reason, we work with business partners who share our commitment to ethics and compliance. We expect all of our partners and employees to act in a manner consistent with our Code Handbook.
Waivers
Waivers to this Code Handbook for executive officers or directors may be made only by the Board of Directors or an authorized Board committee.
What about our other policies, procedures, or other requirements?
This Code applies to all of our activities. In many of the areas covered, we will have more detailed policies and procedures in place. These policies and procedures operate in addition to this Code, adding detail to the general principles set out here. In some cases, those policies will set higher standards than those contained in this Code. If that is the case, you should always follow the higher standards.
Is it legal?
Is it consistent with our policies, Guiding Principles, or Code Handbook?
Is it consistent with our long-term goals and interests?
Have I thought about the consequences and risks involved?
Would I be comfortable with my decision if it was made public?
If the answer to any of these questions is “NO” or you are uncertain, STOP and seek guidance.

Univar Solutions cultural values

SERIOUS ABOUT SAFETY
WE DO WHAT WE SAY
WHERE PEOPLE MATTER
VALUABLE TO OTHERS
TOGETHER WE WIN
SERIOUS ABOUT SAFETY
We prepare to prevent.
Safety comes before profit.
Spot it, stop it.
WE DO WHAT WE SAY
We stand by our word and the trust of others.
We make commitments we can keep.
We hold ourselves accountable.
WHERE PEOPLE MATTER
We care about others and value their contributions.
We seek diversity and inclusion.
We grow ourselves to grow our business.
VALUABLE TO OTHERS
We solve problems with our customers and suppliers.
We improve the communities where we live and work.
TOGETHER WE WIN
We play to win.
We work toward common goals.
We use common processes to continuously improve.
What is expected of us?
Every member of Univar Solutions has a responsibility to maintain our reputation for high ethical standards and safety. It is expected that you:

•	Do everything safely and with integrity. This means being professional, honest, and following safety procedures.

•	Read and understand our Code Handbook and other policies that pertain to your job.

•	Complete all Company trainings that are required for your position in a timely manner and apply the knowledge to your daily tasks.

•	Speak up and report concerns about possible unethical behavior, violations of policies, procedures, laws, or regulations.
What is expected of managers?
Managers of Univar Solutions have an added responsibility to:

•	Be a role model. Lead with integrity; promote a culture of ethics, respect, and safety.

•	Keep an open door; encourage your team to speak up and raise questions or concerns.

•	Be supportive of your team and help team members understand what is expected of them.

•	Understand it is your obligation to report any unacceptable behavior or ethical issues brought to your attention.

•	Never retaliate or allow others to retaliate against someone who raised concerns.

Q&A
Q: What happens if I do not follow the Policy?
A: Violating our Code Handbook or any other Company policy may result in disciplinary action, civil and/or criminal penalties.

Our commitment to integrity and safety
Honest and ethical conduct
Why is it important?
Doing everything safely and with integrity means we must always conduct ourselves in an honest, candid, lawful, and ethical manner. Making ethical decisions requires knowing our ethical obligations, respecting the importance of ethics in conducting our business, and using our best judgment when making decisions with ethical implications.
What is required?
Complying with laws, regulations, and rules
Complying with the law is fundamental to our company values. We comply with all applicable laws, regulations, rules, and regulatory orders applicable in the country, state, and locations where we do business. If a Univar Solutions policy or our Code Handbook conflicts with an applicable law, we will always comply with the law.
Complying with our code and policies
Our commitment to growing our business is always aligned with our commitment to integrity. Each of us has a responsibility to report incidents or violations of any company standards, procedures, policies, or our Code Handbook as part of that commitment.
This Code Handbook does not change the employment relationship between you and the Company, nor does it modify your legal or other rights. Failure to read or acknowledge this Code Handbook, however, does not exempt anyone from the responsibility to comply with the Code Handbook, applicable laws, regulations, and applicable Univar Solutions policies.
What to look out for
When faced with ethical questions or dilemmas that our Code Handbook may not directly address, we expect our employees to seek advice from leadership, legal, or human resources on the issue to minimize any ethical issues for themselves or the Company.
If you are unsure about a potential legal or compliance issue or violation, seek advice from the Legal &
Compliance department.
For questions about our Code Handbook, please contact the Legal & Compliance department. For questions about specific policies or operating procedures, speak with your supervisor, manager, or the owner of the specific policy or procedures.
Q&A

Q:	What if I’m facing a situation that is not covered in our Code Handbook?

A:
Our Code Handbook cannot address all of the issues that may arise at work. If you’re ever unsure of the right course of action, check our policies. If the answer is still unclear, it’s always appropriate—in any situation—to ask for help. Start with your manager or any of the resources identified in the Code.

Speaking up – raising a concern

Why is it important?
We rely on you to tell us when something isn’t right. If you witness or experience something at work that does not seem right or become aware of a situation that compromises our Code Handbook or cultural values, report it—your voice counts.
Bringing your concerns to light ensures we address and resolve issues before serious harm occurs. Keeping quiet can result in serious damage to the health and safety of yourself, your coworkers, and the community. It can also result in loss of employee morale, company reputation and/or public trust, financial penalties, and/or fines for you and the Company.
What is required?
Univar Solutions’ open door policy
We encourage you to raise work-related issues or concerns with your direct supervisor or manager as soon as possible. When necessary, you should feel free to raise an issue with another manager, up to and including our executive officers. We are committed to prioritizing and addressing all employee concerns efficiently and respectfully. If you are not comfortable raising your concerns with a manager, you may always contact the Human Resources department or you may report your concern to our Compliance and Ethics Alertline.
Compliance and Ethics Alertline
Univar Solutions provides a reporting service for suspected issues or violations. You may contact the reporting line by telephone or through a web submission. For your local phone number or the independent reporting site, please access the Alertline information page on Universe or contact the Legal & Compliance department. The Alertline is available 24 hours a day, 7 days a week.
Protection from retaliation
We have a duty to report suspected wrongdoing and must be able to do so without fear of retaliation.
Univar Solutions does not tolerate retaliation or threats of retaliation for reporting a violation or suspected violation of the law, company policies, or this Code Handbook when you make the report in good faith.
Retaliation can take many forms, from unfair dismissal to bullying or derogatory comments by managers or peers. We take all claims of retaliation seriously, investigate each one thoroughly, and take appropriate action. We consider acts of retaliation to be acts of misconduct, which could result in disciplinary action or dismissal.
Rights to report to the government
While Univar Solutions encourages you to use its open door policy or Compliance and Ethics Alertline to report concerns, these reporting channels do not prevent employees from reporting suspected hazards or violations of law or regulations to the government or appropriate regulators. Univar Solutions strictly prohibits retaliation against any employee who makes a good faith external report.
What to look out for
If you witness or experience something at work that does not seem right or become aware of a situation that compromises our Code Handbook or cultural values, report it—your voice counts.
Q&A

Q:	Who answers Univar Solutions’ Alertline calls? Do I have to use English?

A:
A third-party vendor, Navex Global, answers Univar Solutions’ Alertline. Navex Global has no affiliation with Univar Solutions and cannot trace calls. The website and hotline operate in over 20 languages.

Q: What happens once I contact the Alertline?
A: Once you report your concern, an investigator is assigned to your case and will contact you (if contact details are provided). However, even if you submit an anonymous report, the Alertline website provides the ability for you and your investigator to communicate without revealing the reporter’s name or identity. At any time, you may call or log into the Alertline website to provide more information, even if you reported anonymously. We investigate all appropriate concerns reported to the Alertline. However, due to confidentiality and privacy reasons, we are not always able to discuss the findings with the reporter.
Q: What if I do not have all the facts?
A: It is helpful to provide as much information as you have, but you do not need to have all the evidence to report a concern. Univar Solutions will investigate your concern and take appropriate action.

Environmental, health and safety
Why is it important?
Univar Solutions is Serious about Safety. We are committed to safety, health, and the environment of our employees and communities. All employees are accountable for their own safety and responsible for spotting and helping eliminate unsafe conditions. We must also help to protect our facilities from unauthorized breaches by reporting suspected threats to our physical security and following company procedures.
Safe transport and storage of products, safe operational practices, and safe working conditions enable us to protect our employees, customers, suppliers, and the environment. We comply with all applicable environmental and safety laws and standards and regulations, as well as company Environmental, Health and Safety policies and procedures.
What is required?

•	Follow all Environmental, Health and Safety policies and procedures that apply to your work.

•	Attend training that is provided on those policies and procedures.

•	If you see something that can be improved, such as unsafe conditions or behaviors, or if you’re not sure how to do something safely, implement Spot It & Stop It.

•	Managers and directors bear a particular responsibility to provide clear leadership on health and safety issues.
What to look out for

•	Any unsafe practice—even if a member of management is sanctioning it.

•	Any risk that has not already been spotted and for which improvements can be made.
Q&A
Q: My boss has just told me to do something, and I know it’s not safe. Should I move forward?
A: No. If you are not satisfied that an activity is safe, do not proceed. Discuss the issue and agree how the work can be done in a safe manner. You can always raise a concern if you need to.

Corporate responsibility and sustainability
Why is it important?
We believe that, in a world of finite resources, social challenges, and a changing climate, we all have a responsibility to work toward a sustainable future. As a leading global chemical distributor, we understand the need to responsibly manage the economic, environmental, and social impacts of our activities.
Our Global Sustainability Policy sets out our commitment and principles to reduce our impacts throughout our operations and supply chain. Our performance against the requirements and goals originating from this and associated policies is detailed in the annual Univar Solutions Sustainability Report. For questions about Univar Solutions’ approach to sustainability, please contact sustainability@univar.com.
What is required?
We ask all our employees to consider the short- and long-term effects to the environment and the community when they make business decisions. Univar Solutions’ Six Key Areas for Sustainability list focus areas where we can all make a difference.

•	Energy & Emissions

•	Resource Use

•	Responsible Handling

•	Safety

•	Sustainable Supply Chain

•	Equality and Diversity
What to look out for

•	Activities that compromise any of the Six Key Areas

•	Activities that are not energy efficient

•	Opportunities to better our practice of safe chemical handling
Q&A
Q: How does my role relate to Univar Solutions’ Six Key Areas for Sustainability? How can I make a difference?
A: We all have our part to play and, collectively, we can make a difference. Please read Univar Solutions’
Sustainability Report to help identify where your actions count most. You may well think that your actions are small, but you are not alone, and if we all act as One Univar Solutions, we will meet our collective goals.

Q:	I received a Corporate Responsibility/Sustainability questionnaire from a customer, should I complete it?

A:	Univar Solutions’ sustainability resources will help you complete any sustainability-related requests. If you would like support, please email sustainability@univar.com.

Q:	I see many areas across our warehouses and offices where waste is produced unnecessarily, but I don’t feel like it is my place to suggest changes. What should I do?

A:
We are all the eyes and ears of Univar Solutions. If you see areas that can be improved, you can bring your suggestions to your supervisor or line manager who in turn can spread these good practices throughout Univar Solutions. We all own sustainability as it is our home and responsibility.

Fair employment practices
Why is it important?
Univar Solutions is committed to fair employment practices for all employees regardless of race, color, nationality, gender, age, disability, sexual orientation, or any other status protected by law. We value diversity in our workforce and provide equal employment opportunities for all applicants and employees.
We comply with employment laws in all markets where we operate. Univar Solutions will not tolerate abuses of applicable labor standards, including any forced labor or employment of workers below the minimum legal age of employment.
What is required?

•	We must always treat employees and job applicants with dignity and respect.

•	We must ensure no employee or job applicant is adversely treated because of a protected status.
What to look out for
Anyone discriminating against any person based on their age, gender, pregnancy, marital status, sexual orientation, religion, race, disability, union membership, political affiliation, or other protected characteristic.

•
If you believe that you or another employee has been subjected to a violation of applicable labor standards, report it immediately to a supervisor, manager, upper management, Human Resources department, or the Legal & Compliance department.

Q&A
I’m the hiring manager for a position that involves international work. The best qualified person I’ve interviewed is a woman, but I know that some businessmen in some of these countries do not like dealing with women. Her skills are the best match, but her gender might affect our business.
Q: What should I do?
A: It is against company policy to exclude a job candidate because of gender. It is important that we follow the right path in what we do, regardless of location.

Preventing discrimination, harassment, or violence in the workplace
Why is it important?
All employees of Univar Solutions have the right to work in an environment free from discrimination, harassment, and/or acts or threats of violence. We are committed to a safe working environment and embrace a culture of mutual respect and appreciation for the differences of others.
What is required?

•	We must help create an environment where colleagues can contribute, develop, and fully utilize their talents.

•	Keep an open mind to new ideas and points of view.

•
Threats or acts of violence against coworkers, customers, or business partners are not permitted. If you observe or experience a threat or act of violent behavior in or near your workplace, you must report it immediately.

•	Managers who receive information about a threat or act of violence must notify the Human Resources department promptly.

•	Never bully or harass others and never tolerate any action that could be seen as harassment or bullying.

•	Never inappropriately use personal information; respect the privacy of all employees, job applicants, customers, or anyone with whom we interact.

•	Understand that offensive messages, derogatory remarks, and inappropriate jokes are never acceptable.
What to look out for

•	Any behavior that creates a hostile or intimidating workplace, such as inappropriate jokes or comments.

•	Excessively aggressive or violent behavior or stated threats of violence

•	Retaliation against someone who reported wrongdoing
Q&A
My colleague constantly makes jokes that sometimes poke fun at gender, race, religion, and other personal differences. I find some of them offensive.
Q: What should I do?
A: Humor is very much a matter of personal taste; however, these types of jokes are not appropriate for the workplace. Speak with your supervisor, upper management, Human Resources, or other appropriate reporting channels including the Alertline. Jokes, graphics, verbal comments, gestures, and other communications that embarrass or degrade people damage our working environment.

Ensuring a substance abuse–free workplace
Why is it important?
Univar Solutions’ zero tolerance for substance abuse reinforces our commitment to safety and minimizes the threat of safety-related accidents. Alcohol or drug abuse can endanger the health, safety, and security of our employees, customers, suppliers, and community; it can greatly affect the quality, effectiveness, and reputation of our business.
What is required?

•	Zero tolerance for substance abuse. Anyone found working while under the influence will be subject to immediate disciplinary action, including and up to termination.

•	We must all comply with Univar Solutions’ Drug and Alcohol Policy with respect to the use or possession of narcotics and other controlled substances on Univar Solutions premises.
What to look out for
If you suspect someone is compromising Univar Solutions’ Drug and Alcohol Policy, report it immediately to your manager, Human Resources, or Legal & Compliance department.
Q&A
Elaine suspects that a coworker is abusing prescription drugs. Even though the individual has a doctor’s prescription and the drug is not an illegal substance, Elaine feels it is dangerous for that person to be operating equipment and handling Univar Solutions product.
Q: Should Elaine tell someone?
A: Yes. Abuse of legally prescribed drugs can be as dangerous as abuse of illegal substances. Elaine should share her concerns with her manager, Human Resources, and any other appropriate reporting channels.

Preventing corruption and bribery
Why is it important?
Anti-corruption laws prohibit companies and individuals from gaining an unfair advantage by giving bribes to government officials or private parties. We will comply with the UK Bribery Act, the United States Foreign Corrupt Practices Act, and all applicable international anti-corruption laws and conventions.
What is required?

•
Never offer or accept bribes or kickbacks or facilitate corrupt activities of any kind. This prohibition on bribes extends to third parties acting or working on behalf of Univar Solutions, such as agents, contractors, and consultants.

•	Refuse any requests for payments to government officials that are not required by law or part of an existing contract agreement.

•	Keep accurate books and records so that payments can be honestly described.

•	Report any actual or suspected requests for bribes to your manager, the Legal & Compliance department or the Alertline.
What to look out for
Be aware of our Anti-Corruption and Anti-Bribery policies, as they provide general requirements to prevent corruption and bribery. Every employee is expected to comply with the requirements in these policies. Below are some examples of items of value that could violate company policy or even the law:

•	Gifts

•	Money (including cash equivalents)

•	Stocks, bonds, or other securities

•	Entertainment

•	Meals or lodging

•	Transportation

•	Offers of employment for a government official or a relative of a government official

•	Payment or reimbursement of travel expenses

•	Discounts on Univar Solutions products not otherwise generally available

•	Assumption or forgiveness of debt

•	Political contributions

•	Charitable contributions

•	Personal favors
Q&A
I often work with an agent in another country to help navigate the local contracting process. I suspect he may be providing bribes to government officials to expedite things.
Q: What should I do?
A: If you believe an agent is acting improperly by paying bribes while working on behalf of Univar Solutions, you must cease further payments to the agent and immediately report your concerns to the Legal & Compliance department, Internal Audit, or the Alertline.

Antitrust and fair competition
Why is it important?
Antitrust laws, sometimes also called competition laws, govern the way companies behave in the marketplace. The laws generally outline how companies should deal with competitors, customers, and suppliers. Violating antitrust laws could result in criminal penalties to the individual involved, as well as the company. Competition laws protect the buyers by preventing certain types of agreements and arrangements between businesses that harm competition.
We are committed to free and open competition. We attain our competitive advantages by competing vigorously and fairly and by earning the trust and confidence of our business partners through excellence in our performance.
What is required?
Be familiar with and attend any training provided on antitrust policies and procedures. Never have discussions with competitors, whether verbal or written, on:

•	Pricing, any terms that affect pricing, or supply availability to any competitor

•	Dividing or allocating markets or customers (or agreeing to divide either of them)

•	Making agreements with competitors about employee compensation, hiring, or recruitment

•	Agreeing to boycott another business with a competitor

•	Exchanging commercially sensitive information; or

•	Placing inappropriate or unreasonable conditions on purchases or sales.

•	Contact the Legal department if you are unsure of a situation or a competitor has approached you with questionable requests.
What to look out for

•	Contact with competitors that is or could be seen as improper

•	Trading of commercially sensitive information between competitors, whether directly or indirectly

•	Industry association meetings or similar venues where improper topics are mentioned

•	Restrictions imposed by suppliers on resale prices and sales to particular customers or suppliers
Q&A
I will be attending a trade association meeting next month, and I know that many of our competitors are also planning to attend.
Q: Would it be appropriate for me to ask our competitors about their new pricing strategies?
A: No. While trade association meetings and conferences do serve an important function in promoting information sharing and the discussion of new developments, they also raise serious competition law and antitrust concerns. As an attendee on behalf of the Company, you should avoid any discussion of prices, discounts, terms or conditions of sale, product specifications, or warranties. If you become aware of such discussions, excuse yourself immediately and contact the Legal department.

Avoiding insider trading
Why is it important?
During the course of your job, you may come across information that is not publicly available, information that could influence someone’s decision to buy or sell Univar Solutions stock. This type of information is often referred to as “inside information,” and buying or selling the securities of a company on the basis of inside information is known as “insider trading.”
Univar Solutions may come into information from business partners based on our relationships that may also be considered inside information.
Insider trading is a criminal offense in most countries.
What is required?

•	Do not engage in trading any company’s securities based on inside information.

•	Using inside information for personal gain, sharing it with others, or spreading false rumors is illegal and against our values.

•	Be familiar with and attend training provided on Univar Solutions’ Insider Trading Policy. If you have any questions on insider trading, seek advice from the Legal department or Investor Relations.

•	To avoid consequences, do not share or trade inside information with others.

•	If a third party asks for information, before sharing inside information, make sure there is a confidentiality agreement in place and that you are authorized to share the information.
What to look out for
In determining whether information is considered inside information, ask yourself the following:

•	Is the information open to the public by press release or by other means?

•	Does information I have learned about the Company (or another company) make me want to buy or sell that company’s securities?

•	If the newspaper published what I know, would it cause the value of the securities of the Company (or another company) to rise or fall?

•	How would the proposed trade appear to government prosecutors if it became the subject of an investigation?
Q&A
I don’t work with stocks or securities in my job.
Q: Would prohibitions on insider trading apply to me?
A: Yes, anyone with knowledge of inside information can violate insider trading laws if they provide material, nonpublic information to third parties who then trade stock based on that information or if you trade stock based on that information. Even during casual conversations with family and friends, you must exercise caution and not disclose any of our Company’s confidential information.

International trade: import and export compliance
Why is it important?
Sometimes governments across the world restrict or prohibit business dealings with specific people, organizations, or governments because of their involvement in criminal activities, embargoes, trade sanctions, or anti-boycott provisions.
Our supply chain organization provides logistics management in a global marketplace. There are a wide variety of complex laws and regulations that govern imports and exports of products and certain data. We have a responsibility to comply with these laws and regulations.
What is required?

•	Follow Univar Solutions’ Global Trade Compliance Policy to ensure we are doing business with the proper people.

•	Ensure proper background checks are conducted on agents and distributors in accordance with Univar Solutions’ policy on working with agents and distributors.

•	Ensure our sales contracts and agreements are in place with appropriate trade controls.
What to look out for

•	Transactions involving high-risk countries or people from high-risk countries

•	The appointment of suppliers, agents, or customers based in or doing work for us in high-risk countries before suitable background checks have been done and controls put in place

•	Customers reselling products they buy from us into high-risk countries

•	Export arrangements that appear unusual

•	Transactions involving controlled products where suitable checks have not been done
Q&A
We have used an agent in China several times. We have never conducted a background check; however, we have never had problems with this agent.
Q: Can I just trust that everything is ok?
A: We should always ensure that suitable checks are done even though we have not had any problems with a particular agent. And we must be sure the agent is conducting business on our behalf in a manner we would expect in compliance with the law and our policies.

Avoiding conflicts of interest
Why is it important?
A conflict of interest may occur when we put our own personal interests before Univar Solutions’ interests and are then unable to perform our responsibilities for the Company effectively and objectively. A conflict of interest can arise if you have a social, financial, political, or personal interest that influences a Univar Solutions business decision or business-partner relationship.
What is required?

•	If you become aware of a potential conflict, disclose it to your supervisor, manager, Human Resources, Legal department, or the Alertline.

•	Avoid conflicts of interest and situations that could be perceived as conflicts of interest.

•	Because our personal interests or connections could have an influence on our responsibilities to Univar Solutions, any potential conflict of interest must be disclosed.

•	Never direct business or give favorable terms to a company that you, a close friend, or a family member has an interest in.

•	Never hire friends or family unless they are the best qualified candidate, you are removed from the hiring process, and the relationship is disclosed and approved by management.

•	Never allow situations where family members or close relatives are in direct reporting relationships or relationships involving supervision, evaluation, or determination of pay or other benefits.
What to look out for
Examples of conflicts of interest include:

•	Influencing a Univar Solutions decision that would personally benefit you or a family member

•
Engaging in a personal business transaction involving Univar Solutions, its property, information, or business relationships for profit or gain without first discussing it with your direct supervisor or manager and disclosing it to the Legal department as appropriate

•	Learning of a business opportunity through Univar Solutions or taking the opportunity personally without first offering it to Univar Solutions
Q&A
My wife owns a cleaning service. Our office is looking for a new janitorial vendor.
Q: Can my wife provide janitorial services to Univar Solutions?

A:	It would not be a conflict of interest as long as we pay close attention to and ensure the following:

1.	Selection process for new service would include a fair bidding process where other companies are allowed to enter their bids.

2.	You, or anyone that you may have influence over do not select the winning bid.

3.	If your wife is selected, you do not manage the account for Univar Solutions and proper disclosure is made and kept within your HR file.

Gifts and business entertainment
Why is it important?
Part of doing business and maintaining business relationships in certain circumstances, locations, or cultures is the exchange of gifts and entertainment. As giving or receiving gifts or entertainment can be seen as a bribe, we must always make sure that any gifts and entertainment exchanged between Univar Solutions and third parties is associated with legitimate business purposes and within policy. The Univar Solutions Gifts and Entertainment Policy defines permissible types of gifts and the procedure for approval of gifts.
What is required?

•	Gifts and entertainment should be reasonable, with a legitimate business purpose and in compliance with anti-corruption and anti-bribery laws and Company policy.

•
When doing business with government entities, consult with the Legal & Compliance department to understand any compliance risks. Always obtain approval from the Legal & Compliance department prior to accepting or providing anything of value to or from a government official.

•	Consult with your manager or the Legal & Compliance department if you have questions about the processes associated with gift reporting and approvals.
What to look out for
Follow these guidelines whenever offering or accepting anything of value:

•	Entertainment or hospitality should be reasonable in value, quantity, and frequency.

•	Gifts given or received in an effort to influence a business decision are illegal and improper.

•	It does not violate the normal and accepted business ethics or laws of the country where it is provided.

•	It should not violate Univar Solutions policy.

•	It cannot reasonably be construed as a bribe, payoff, or kickback.

•	It should not be concealed.

•	Do not under any circumstances, as an employee, provide or accept cash, cash equivalents, or personal loans in conjunction with Univar Solutions business.
Q&A
A supplier called me on the phone inviting me to attend a conference. The supplier will cover any business entertainment and they offered to pay for my travel and conference fees. I need to give my response on the phone right away as they are making the travel bookings.
Q: Is it okay for me to accept the invitation and tell them to make my travel arrangements?
A: Employees may not accept airfare or lodging (regardless of value) from customers, suppliers, or other business-related third parties without prior approval from Univar Solutions’ Chief Financial Officer or General Counsel. Acceptance of conference fees and business entertainment while at the conference would be subject to the same rules and limits on gifts and entertainment as in any other circumstance.

Accurate financial reporting and accounting and record keeping
Why is it important?
Keeping complete and accurate records is important in order to enable proper and accurate accounting and financial statements. It allows us to run the business effectively and to report to our shareholders and other stakeholders accurately.
We must keep honest and accurate business records to:

•	Make good business decisions;

•	Meet legal, financial, regulatory, and management obligations; and

•	Maximize the benefits of our prior knowledge and previous experience.
What is required?

•	Maintain effective management and internal controls.

•	Report any suspected inaccuracies or fraud.

•	Ensure accurate financial reporting as related to our jobs.

•	Never hide, falsify, or alter transactions or records. This applies to all records, including email communications, internal memos, and formal reports.

•
We investigate all allegations of fraud in accordance with internal procedures, and any financial fraud or significant internal control deficiencies will be disclosed to Univar Solutions’ Board of Directors or Audit Committee.

What to look out for

•	Inaccurate recording of financial or business performance

•	False or misleading reporting

•	Financial policies or procedures not being followed or being circumvented
Q&A
My manager asked me to change some numbers in our expense report. I do not have supporting documents to support these new figures.

Q:	Should I go ahead and make the change?

A:
No. Without proper supporting documents, you could be falsifying records. Ask your manager for the required information and, if it is not provided, do not make the edits. Consult with your local Finance team if you should go ahead with the edits.

Protecting Univar Solutions’ assets, information, and data
Why is it important?
Company assets include our facilities, property and equipment, computers and information systems, time, confidential and proprietary information, intellectual property, corporate opportunities, and funds. We each have a responsibility to follow all procedures that protect the value of these assets, information, and data.
Loss of data due to missing equipment, such as a lost or stolen laptop or mobile device, compromises confidential and proprietary information. The Information Security and Protection Policy directs the use of our systems, provides us with standards that help protect Univar
Solutions data from unauthorized access or security breaches, and provides guidance and requirements to manage internal information and documents generated by Univar Solutions employees or our systems.
What is required?

•	Protect any data created with company equipment or systems.

•	Proprietary information concerning Univar Solutions’ financial performance, strategies, customers, and vendors is protected information and may not be distributed.

•	Limit use of company computer equipment, mobile phones, or other network devices to business purposes. Occasional personal use is allowed if it is reasonable and kept to a minimum.

•
Financial resources such as company credit cards are subject to the same asset protection and are not to be used for any non-business purpose. Misappropriation of company funds for personal gain is fraud and subject to disciplinary action and possible criminal penalties. For guidelines on the use of company credit cards, please refer to the Company Travel & Expense Policies, as well as local policies governing company credit cards.

•	Company information and information systems must be used in accordance with the Information Security and Protection Policy.

•	Report suspected IT security breaches or violation of the Data Protection Standards to your immediate supervisor, manager, and to your local Help Desk.

•	Should you experience loss of equipment or device, report it immediately to your local Help Desk or IT Compliance (ITCompliance@univar.com).
What to look out for

•	Weak or missing controls to prevent misuse of assets

•	Confidential information not properly secured

•	Proprietary information improperly distributed

•	Deliberate misuse of company assets

Q&A
While traveling on Univar Solutions business, Andrei left his laptop at the airport.

Q:	Should Andrei wait until he returns from his business trip to report the lost laptop?

A:
Andrei should report the loss of his laptop as quickly as possible. Even though the laptop is password protected, there is still a potential for the laptop to be compromised. Information saved on the laptop could be accessed and used inappropriately.

Protecting intellectual property
Why is it important?
Intellectual property rights are important for protecting the investments that Univar Solutions makes in developing products and brands. We protect our intellectual property and respect the intellectual property rights of others. Some examples of intellectual property include trademarks, copyrights, and patents.
What is required?

•	Do not copy, reproduce, or transmit protected material, such as publications, images, video, or software that belong to Univar Solutions or others unless we have authorization or license to do so.

•	Follow all applicable laws and regulations that protect intellectual property.
What to look out for

•	Improper use of Univar Solutions intellectual property, such as trademarks

•	Misuse of our customers’ or suppliers’ intellectual property
Q&A
To help with a sales bid, Hilda decided to create an information sheet with company logos of local customers. Hilda figured that since they are our customers it is ok to use their logos, but beforehand she sent an email to all the customers asking their permission.

Q:	Are Hilda’s actions ok?

A:	Yes. Hilda ensured she had permission to use customers’ logos for a specific purpose.

Social Media

Why is it important?
The rapid growth of social media technologies combined with their ease of use and pervasiveness make them attractive channels of communication. However, these tools also hold the possibility of a host of unintended consequences. Because we all benefit from the valuable experiences and insights of others, the use of social media is permitted. Social media use may not be excessive or exceed the scope of Univar’s business objectives. Improper use of social media can lead to data loss, lawsuits, regulatory fines, or penalties and can damage Univar’s reputation and business.

What is Required?

• Employees using social media for business purposes must meet the requirements documented in Univar’s Social Media Policy.
• When commenting on company-related topics, disclose your relationship with the Company.
• Do not release nonpublic information related to the Company or other companies.
• Always take precautions to ensure posts are factually accurate. If you are expressing an opinion, state clearly that it’s your opinion and not that of the Company’s.
• Be respectful, do not make comments that harass or discriminate, and do not post negative comments about the competition.
• Post with caution; your post could “go viral.”
• If contacted by a customer on a social media channel, listen to the customer then direct the conversation to the appropriate Univar representative.
• When in doubt, contact Corporate Communications.
What to Look Out For?
Always consider the context of what you are posting. Ensure it is in line with:
• The Univar Code Handbook;
• All Policies and Standards; and
• Our Values.
Q&A
Our office had a fantastic summer picnic and I took pictures of everyone having fun. I don’t know who most of these people are, and I am not connected to any of my coworkers through social media.
Q: Can I post these pictures online to my personal networking sites to show what a great company I work for?
A: If taken while engaged in company business or at company events, then employees cannot post on personal blogs or social networking sites any photographs of other employees, customers, or suppliers.

Privacy

Why is it important?
It is our policy to protect the privacy of those we do business with, including our customers, business partners (e.g., suppliers), and employees. Privacy laws define how Univar manages personal data across the globe. Personal data is any information that relates to how a person could be identified and may or may not include sensitive personal information such as race, gender, or ethnicity.

What is Required?
• Always respect the privacy of others and the confidentiality of personal information.
• Keep personal information safe and secure.
• Take precautions when sharing personal information.
• Respect local privacy laws.

What to Look Out For?
• Information not properly protected or kept secured.
• Personal information being used in ways that have not been agreed to.
• Suspicious requests asking for personal information.
Q&A
Sally received an email from the “Company President” requesting personal information of all employees. The email instructed her not to discuss the request with anyone and to send the information only to a specified personal email address.

Q: Should Sally send the information?
A: Sally should verify the authenticity of the email and only once the request has been verified should Sally send the information in accordance with Univar’s Privacy Policy.

Univar, Inc.
3075 Highland Pkwy, Suite 200
Downers Grove, IL 60515
+1 331-777-6000

© 2019 Univar Inc. All rights reserved. Univar, the collaboration insignia, and other identified trademarks are the property of Univar Inc. or affiliated companies. All other trademarks not owned by Univar Inc. or affiliated companies that appear in this material are the property of their respective owners.
Published January 2019
IN-1752-0119